Exhibit 15

May 15, 2001

To the Shareholders and Board of Directors of
Schering-Plough Corporation:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Schering-Plough Corporation and subsidiaries for the periods ended March 31, 2001 and 2000, as indicated in our report dated May 15, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, is incorporated by reference in Registration Statements No. 2-83963, No. 33-19013, No. 33-50606, No. 333-30331 and No. 333-87077 on Form S-8, Registration Statement No. 333-853 on Form S-3, Post Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-80012 on Form S-3, Post Effective Amendment No. 1 to Registration Statement No. 2-77740 on Form S-3 and Registration Statements No. 333-12909 and No. 333-30355 on Form
S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Parsippany, New Jersey